EXHIBIT 10.16


                         Pawnbroker.com, Inc. Agreement

     This  Agreement,  dated as of May 10,  2000 (this  "Agreement"),  is by and
between   redtagoutlet.com  Inc.  ("Redtag"),   a  Minnesota  corporation,   and
Pawnbroker.com, Inc. ("Pawn"), a Nevada corporation.

1. Recitals. Redtag is in the business of (a) facilitating the purchase and sale of opportunity merchandise and continuity merchandise by participants in its redtagbiz.com Internet website, and (b) purchasing opportunity merchandise and reselling it over its redtagbiz.com website and its redtag.com Internet website and by other means. Pawn is in the business of facilitating the sale of opportunity merchandise by pawnbrokers over its pawnbroker.com Internet website. Redtag desires to contract with Pawn to provide Redtag with a list of pawnbrokers for whom it sells merchandise and to link its Internet website to Redtag's website; and Pawn is willing to do the foregoing; all on the terms and conditions set forth in this Agreement.

2. Website Linkup. Redtag and Pawn shall each take, at their own expense, all actions necessary to link their two websites. Redtag shall provide on its website, a Pawnbroker banner in the form and style mutually agreed upon, and links to Pawnbroker's website under the icon "Home" on its redtag.com website, and under the icon "Marketing Partners" on its redtagbiz.com website. Pawn shall provide on its website, a Redtag banner in the form and style mutually agreed upon, and links to Redtag's website under the icons "Home" and "Marketing Partners" currently on its website (or similar). All such work shall be completed within 30 days of the date hereof.

3. Transaction Commissions. Redtag shall pay Pawn a commission equal to 5% of the sales price of merchandise purchased by visitors from Pawn's website. Pawn shall pay Redtag 50% of the net commissions received (net commissions received defined as commissions earned less credit card fees). Commissions received will range from 1% to 6% of the sales price of the merchandise, depending on the category and price of the item sold (see Attachment A). The parties shall endeavor to keep track of all referred customers by electronic or other means. Pawn shall furnish to Redtag a list of all Pawn clients referred to Redtag with respect to which commissions will be applicable. Except as provided in Section 7 and 8, no other compensation shall be payable by either party to the other with respect to any relationship, business, transaction, or revenue derived by it as a result of this Agreement, or the establishment and operation of the website links. This section does not apply to retail transactions, but does apply to all transactions proposed or consummated by Redtag's retagbiz.com division.

4. Non-solicitation and Non-circumvention. Redtag understands and agrees that Pawn is concerned about the possibility that Pawn will provide Redtag with access and opportunity to meet and get to know current and prospective Participating Pawnbrokers and that Redtag may take such information and opportunity, cease the relationship with Pawn, and use such



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information and opportunity to the detriment of Pawn.  Redtag  therefore  agrees that for a period of two (2) years commencing at the time Redtag's relationship with Pawn ceases for any reason:

     (a) Redtag will not solicit or do business with any Participating Pawnbroker, for which a commission would be due under Section 3, unless Redtag pays to Pawn the applicable commission set forth in
          Section 3; and

     (b) Redtag will not, directly or indirectly, (i) offer, sell, install, contract with or otherwise provide products or services of another company, individual or other entity that are similar to the products or services offered by Pawn to any Participating Pawnbroker introduced to Redtag by Pawn; or (ii) circumvent Pawn or otherwise interfere with the Pawn's business, by contracting with any third party that plans or intends to undertake, or is investigating the feasibility of undertaking, any production, development, selling or marketing of a product or service related or similar to the Pawn's business, to any Participating Pawnbroker introduced to Redtag by Pawn.

5. Other Pawn Undertakings. Pawn shall furnish to Redtag, and update from time to time, a list of all pawn stores participating in Pawn's website. Redtag shall keep the list confidential but may offer to sell consumer merchandise to such pawn stores by means of its internet websites or auctions.

6. Other Redtag Undertakings. Redtag will use its best faith efforts to:

     (a) explore what services offered by General Electric Capital Corporation ("GECC") can be offered to pawnbrokers which are participants in Pawn's website and to Pawn's retail customers, and for this purpose will introduce Pawn to Redtag's GECC contacts and arrange initial meetings;

     (b) explore and determine whether Value Vision Interactive, Inc. ("VVI") would be willing to create a television program offering pawnbroker merchandise or license the Pawnbroker.com name and show concept for its own use, and/or incorporate the Pawn name, logo and merchandise into Redtag's television show over the VVI network. Redtag will try to secure an hour of programming each week for Pawn at a total cost to Pawn of $8,000 per hour of airtime (the "Pawn Program"). Redtag and Pawn will agree to the format of the programming for the Pawn Program and shall determine the merchandise offered for sale on the Pawn Program. Redtag and Pawn shall divide the net profits of the sale of merchandise on Pawn Program equally. Net profits shall be determined based on the selling price of the merchandise less (a) the actual cost of the merchandise supplied by party providing such merchandise and
          (b) the expenses related to selling such merchandise.




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     (c)  explore and determine whether BoomBuy, Inc. would like to purchase and offer for sale, or offer for sale by Internet link to Pawn's website, merchandise of the type offered for sale over Pawn's website.

7. Compensation to Pawn. As compensation for Pawn's undertakings in Section 2 and 5, upon entering into this Agreement, Pawn shall have the right to receive warrants to purchase 36,000 shares of Redtag common stock for the price of $10.73 per share for a period of three (3) years, in the form attached hereto as Exhibit A, the warrants to vest and become exercisable as follows: (i) 12,000 upon the date hereof, and (ii) one twenty-fourth of 24,000 warrants for each month during which this Agreement remains in effect.

8. Compensation to Redtag. As compensation for Redtag's undertakings in Sections 2 and 6, upon entering into this Agreement, Pawn shall have the right to receive warrants to purchase 72,000 shares of Pawn common stock for the price of $6.75 per share for a period of three (3) years, in the form attached hereto as Exhibit A, the warrants to become exercisable as follows: 24,000 upon the date hereof, and one twenty-fourth of 48,000 warrants for each month during which this Agreement remains in effect.

9. Termination of Agreement; Continuing Obligations. This Agreement shall be and remain in effect until December 31, 2000 and thereafter until terminated by either party. Either party may terminate this Agreement at any time for any reason, upon 30 days written notice to the other party by registered mail. No warrants shall vest or become exercisable after the date of termination.

         In witness whereof the parties have caused this Agreement to be duly authorized and to be executed by their officers as set forth below.

Pawnbroker.com, Inc.                       redtagoutlet.com, Inc.

By: /s/ William Galine, Vice President     By: /s/ Thomas J. Petters, Chm & CEO
    -------------------------------            ------------------------------
    William Galine, Vice President             Thomas J. Petters, Chairman & CEO



                                           And: /s/ Thomas Hay
                                               ------------------------------
                                               Thomas Hay, Executive V.P.





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                                  Attachment A

General Category        9%       Commission earned
Rolex Category          4%       Commission earned
Loose Diamonds          4%       Commission earned
Specialty Cars          4%       Commission earned
High Value Art          4%       Commission earned

o    Net commission received = Commission earned less Credit Card Fees


General Category        9%      (Credit card fees) = Net Commission received
Rolex Category          4%      (Credit card fees) = Net Commission received
Loose Diamonds          4%      (Credit card fees) = Net Commission received
Specialty  Cars         4%      (Credit card fees) = Net Commission received
High  Value Art         4%      (Credit card fees) = Net Commission received

                     Pawnbroker.com Special Category Pricing

     o    Rolex = 1% Plus Credit Card Fees
     o    Loose Diamonds = 1% Plus Credit Card Fees
     o    Gold Coins = 1% Plus Credit Card Fees



As additional categories are added, Pawnbroker.com will provide Redtag with a detailed list of the categories and associated commission.